Exhibit 10.2

GENIUS BRANDS INTERNATIONAL, INC.
2020 INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

Genius Brands International, Inc. (the “Company”), pursuant to its 2020 Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Option Agreement, the Plan, and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

Optionholder:	Zrinka Dekic
Date of Grant:	December 9, 2021
Vesting Commencement Date:	Date of Grant
Number of Shares Subject to Option:	250,000
Exercise Price (Per Share):	$1.20
Expiration Date:	10th anniversary of Date of Grant

Type of Grant:	☐ Incentive Stock Option	☒ Nonstatutory Stock Option

Exercise Schedule:	☒ Same as Vesting Schedule

Vesting Schedule: This Nonstatutory Stock Option shall be vested and exercisable as follows, subject to the Optionholder’s continued employment with the Company through such date:

•	83,333 Shares subject to the Nonstatutory Stock Option shall be vested and exercisable on the first anniversary of the Date of Grant;
•	83,333 Shares subject to the Nonstatutory Stock Option shall be vested and exercisable on the second anniversary of the Date of Grant;
•	83,334 Shares subject to the Nonstatutory Stock Option shall be vested and exercisable on the third anniversary of the Date of Grant;

Payment:	By one or a combination of the following items (described in the Option Agreement):

•	By cash, check bank draft or money order payable to the Company
•	Pursuant to a Regulation T Program if the shares are publicly traded
•	Subject to the Company’s consent at the time of exercise, by delivery of already-owned shares
•	Subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Plan, and (ii) the following agreements only:

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OTHER AGREEMENTS: That certain Employment Agreement, by and between the Optionholder and the Company, effective as of December 13, 2021 (the “Employment Agreement”).

GENIUS BRANDS INTERNATIONAL, INC.	OPTIONHOLDER:

By: __________________________________________	By: __________________________________________
Signature	Signature

Title: CEO	Date: December 9, 2021

Date: December 9, 2021

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GENIUS BRANDS INTERNATIONAL, INC.
2020 INCENTIVE PLAN

STOCK OPTION GRANT AGREEMENT

(NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”), that certain Employment Agreement, by and between the Optionholder and the Company, effective as of December 13, 2021 (the “Employment Agreement”), and this Option Agreement, Genius Brands International, Inc. (the “Company”) has granted you an option under its 2020 Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1. Vesting.

(a)             Subject to the limitations contained herein and to Section 1(b) hereof, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your employment or service with the Company.

(b)             All unvested options shall accelerate and become fully vested upon the termination of your employment or service with the Company by the Company without Cause or your resignation for Good Reason. For purposes of this Agreement, “Cause” shall have the meaning set forth in the Employment Agreement, by and between you and the Company, effective as of December 13, 2021 (the “Employment Agreement”). For purposes of this Agreement, “Good Reason” shall mean following events or conditions: (i) a reduction by the Company in your Base Salary or Target Bonus (each, as defined in the Employment Agreement) level; (ii) a requirement that you work at a location more than fifty (50) miles away from your place of work as of the Grant Date; (iii) the assignment to you by the Company of duties substantially inconsistent with role and duties as Chief Financial Officer and Head of Strategy and Mergers and Acquisitions, any change in your titles or the significant reduction of the powers and functions associated with, your positions, titles or offices; (iv) the failure of any successor (whether direct or indirect, by stock or asset purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly to assume and agree to perform the Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; or (v) any requirement that you report to someone other than the Chief Executive Officer of the Company. Any assertion by you of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Sections 1(b)(i), 1(b)(ii), 1(b)(iii), 1(b)(iv) or 1(b)(v) giving rise to your termination of employment must have arisen without your consent; (B) you must provide written notice to the Board of the existence of such condition(s) within thirty (30) days of the initial existence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of your termination of employment must occur within sixty (60) days after the initial existence of the condition(s) specified in such notice.

2. Number Of Shares and Exercise Price. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3. Exercise Restriction For Non-Exempt Employees. In the event that you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (i.e., a “Non-Exempt Employee”), you may not exercise your option until you have completed at least six (6) months of employment or service with the Company measured from the Date of Grant specified in your Grant Notice, notwithstanding any other provision of your option.

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4. Method Of Payment. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, subject to the following:

(a)   Bank draft or money order payable to the Company.

(b)   Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(c)   Subject to the consent of the Company at the time of exercise, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(d)   If the Option is a Nonstatutory Stock Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided further, however, that shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter to the extent that (1) shares are used to pay the exercise price pursuant to the “net exercise,” (2) shares are delivered to you as a result of such exercise, and (3) shares are withheld to satisfy tax withholding obligations.

5. Whole Shares. You may exercise your option only for whole shares of Common Stock.

6. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act of 1933 (the “Securities Act”) or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

7. Term. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a)   three (3) months after the termination of your employment or service with the Company for any reason other than your Disability or death, provided that if during any part of such three (3)-month period you may not exercise your option solely because of the condition set forth in the preceding paragraph relating to “Securities Law Compliance,” your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your employment or service with the Company;

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(b)   twelve (12) months after the termination of your employment or service with the Company due to your Disability;

(c)   twelve (12) months after your death if you die either during your employment or service with the Company or within three (3) months after your employment or service with the Company terminates;

(d)   immediately upon the termination of your employment or service with the Company in the event of Cause (as defined in the Employment Agreement) or upon your violation of any of Sections 8.1, 8.3 or 8.5 of the Employment Agreement; or

(e)   the Expiration Date indicated in your Grant Notice.

If your option is an Incentive Stock Option, note that, to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment terminates.

8. Exercise.

(a) You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.

(c) If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

9. Transferability.

(a) Restrictions on Transfer. Your option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during your lifetime only by you; provided, however, that the Board may, in its sole discretion, permit transfer of your options in a manner that is not prohibited by applicable tax and securities laws upon your request.

(b) Domestic Relations Orders. Notwithstanding the foregoing, your option may be transferred pursuant to a domestic relations order; provided, however, that if your option is an Incentive Stock Option, your option shall be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(c) Beneficiary Designation. Notwithstanding the foregoing, you may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect option exercises, designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option. In the absence of such a designation, the executor or administrator of your estate shall be entitled to exercise your option.

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10. Option Not A Service Contract. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

11. Withholding Obligations.

(a)   At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)   Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)   You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.

12.  Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You shall not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is designed to be exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option.

13.  Notices. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

14.  Governing Plan Document. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

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15.  Entire Agreement; Amendment. This Agreement, together with the Plan, and the Employment Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and you. The Company shall give you written notice of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

16.  Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to the choice of law principles thereof.

17.  Transfer of Personal Data. You authorize, agree and unambiguously consent to the transmission by the Company (or any Subsidiary) of any personal data information related to the Nonqualified Stock Option awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by you.

18.  Compliance with Laws. The grant of Nonqualified Stock Options and the issuance of shares of Common Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the Nonqualified Stock Option or any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the exercise of the Nonqualified Stock Option, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

19.  Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. You shall not assign any part of this Agreement without the prior express written consent of the Company.

20.  Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

21.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

22.  Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

23.  Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

24.  Acquired Rights. You acknowledge and agree that: (a) the Company may terminate or amend the Plan at any time; (b) Nonqualified Stock Options granted under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Nonqualified Stock Options awarded hereunder) give you any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of your ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

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NOTICE OF EXERCISE

GENIUS BRANDS INTERNATIONAL

190 N. CANON DRIVE, FL #4
BEVERLY HILLS, CA 90210

Date of Exercise:

Ladies and Gentlemen:

This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Type of option (check one):	Incentive ☐	Nonstatutory ☐
Stock option dated:
Number of shares as to which option is exercised:
Certificates to be issued in name of:
Total exercise price:	$_______________
Cash or check delivered herewith:	$_______________
Regulation T Program (cashless exercise)	$_______________
Value of _____ shares of Genius Brands International, Inc. common stock delivered herewith:[1]	$_______________
Value of _____ shares of Genius Brands International, Inc. common stock pursuant to net exercise:[2]	$_______________

1	Subject to the consent of Genius Brands International, Inc. at the time of exercise. Shares of Common Stock must be valued in accordance with the terms of the option being exercised, must have been owned for the minimum period required in the option, and must be owned free and clear of any liens, claims, encumbrances or security interests. Certificates must be endorsed or accompanied by an executed assignment separate from certificate.

2	Genius Brands International, Inc. must have established net exercise procedures at the time of exercise in order to utilize this payment method and must expressly consent to your use of net exercise at the time of exercise. An Incentive Stock Option may not be exercised by a net exercise arrangement.

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the 2020 Incentive Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an incentive stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the shares of Common Stock issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such shares of Common Stock are issued upon exercise of this option.

Very truly yours,

_____________________________________________

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